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__________________
(date)



_____________________________

_____________________________

_____________________________

Dear ___________:

We are pleased to advise you that at a recent meeting of the Compensation Committee of the Board of Directors, such Committee consisting of identical members for Kaiser Aluminum Corporation ("KAC") and Kaiser Aluminum & Chemical Corporation ("KACC") (collectively, the "Company"), you were selected for a grant of stock options under the Kaiser 1993 Omnibus Stock Incentive Plan (the "Plan"). The Plan is designed to align key employees' and stockholders' objectives, retain key employees, and offer competitive long-term compensation opportunities.

This letter is accompanied by a brief summary description to help you better understand the details of the Plan. The summary description sets forth only the highlights, and is qualified in its entirety by the complete copy of the controlling Plan, a copy of which you may also receive upon request from Byron Wade, at the address set forth below or by calling (713) 267-3670.

The Company has granted to you on ______________, the right and option (not qualified as an Incentive Stock Option under the Internal Revenue Code) to purchase, on the terms and conditions set forth in the Plan, _________ shares of KAC common stock, $0.01 par value, at the exercise price of $___________ per share, the closing price on the New York Stock Exchange on ________________, the date of the Compensation Committee meeting, exercisable from time to time in accordance with the provisions of the Plan. The above option will vest at the rate of _____% per year over the next ___ years, with the first ____% vesting on _________. This grant is subject to the Company's right to repurchase the option, in whole or in part, within ten days of your exercise of such option at a price equal to the difference between the exercise price and the closing price on the date of your exercise as reported by the New York Stock Exchange (or such other national exchange on which the KAC common stock may be listed).
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Each exercise of this option shall be by means of a written notice of the exercise (using the enclosed form) delivered to Byron Wade, Corporate Secretary, in Houston, at the address specified on the form. If the notice of exercise is received after 5:00 p.m. Houston time, the exercise will be deemed to have occurred on the next business day. The notice of exercise must specify the number of shares to be purchased and be accompanied by full payment in cash, or by certified or cashier's check, payable to KAC for the full exercise price of the shares to be purchased. Upon payment of the full purchase price, the Company will make a withholding for federal, state and local taxes. The withheld amount may not be sufficient for payment of taxes owned by you. There will be future communications with you on how the mechanics of withholding the required taxes at the time of exercise will be handled. You, of course, are responsible for any taxes incurred as a result of the options granted to you or their exercise. Ordinary income is recognized by an optionee upon exercise of a non-qualified stock option (a right granted by employer to purchase stock at stipulated price over a specific period of time) in an amount equal to the difference between the market value of the shares of common stock acquired and the exercise price paid for them.

All options terminate immediately upon termination of employment for cause. If employment terminates on account of death or disability, any of the option hereby granted which is exercisable at termination may be exercised until the earlier of the first anniversary of such termination date or its scheduled expiration date. Any option exercisable upon the holder's retirement may be exercised until the third anniversary of employment termination or its scheduled expiration date. On termination of employment in any circumstances not mentioned above, an option exercisable at termination may be exercised for three months thereafter, but not after its scheduled expiration date.

If the outstanding shares of the common stock of KAC are increased, decreased, changed into or exchanged for a different number of kind of shares of securities of KAC as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment (to be conclusively determined by the "Compensation Committee" of the "Boards" of Directors of KAC and
KACC) shall be made in the number and kind of securities allocated to this option without change in the total price applicable to the unexercised portion of this option, but with a corresponding adjustment in the price for each share or other unit of any security covered by this option.

The Compensation Committee has sole discretion to determine which employees receive awards under the Plan and to establish the terms of each award (subject to the provisions of the Plan). The award of the option should be considered as an independent action and is not to be construed as repeatable or ongoing. The Compensation Committee also has authority to construe, interpret and implement the Plan, to make rules and otherwise administer the Plan, and its determination on any matter relating to the Plan conclusive. The Boards may terminate, suspend or revise the Plan at any time, subject to stockholder approval for certain types of amendments. However, no amendment or other action by the Boards, including termination of the Plan, may adversely affect any outstanding award without consent of the recipient
(or, if applicable, the recipient's heirs or estate).
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Also enclosed is a form of Beneficiary Designation to designate a beneficiary to receive shares of common stock of KAC, as well as any benefits under the Plan that may become payable on account of your death. If you wish to make or change a designation of your beneficiary under the Plan you should complete this form promptly and return it to Jim McKnight, Director Corporate Personnel, 6177 Sunol Boulevard, Pleasanton, CA 94566. In the absence of any such beneficiary designation by you, all death benefits under the Plan would be payable to your estate.

We congratulate you on your selection to participate in this Plan. It indicates your importance to the performance of the Company. We would also like to thank you for your dedicated service and contribution to the past success of the Company, and we look forward to your continued contribution. If you have any questions regarding the Plan, please feel free to discuss them with Byron Wade in Houston or with Jim McKnight in Pleasanton.

Please indicate your acceptance of this agreement by signing below and returning such signed copy to Byron Wade, 5847 San
Felipe, Suite 2600, P. O. Box 572887, Houston, Texas 77257-2887.

Sincerely,



George T. Haymaker, Jr.
Chairman of the Board & Chief Executive Officer



I acknowledge and accept this award under the terms specified in this letter and the Plan.


                                  ______________________________
                                  Employee's Signature

                                  ______________________________
                                  Date